UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2012

SL Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-4987	21-0682685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 727-1500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. (e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the second paragraph of Item 8.01 below is incorporated by reference into this Item 5.02.

Item 8.01.	Other Events.

On November 26, 2012, the Board of Directors of SL Industries, Inc. (the “Company”) declared a one-time special cash dividend of $2.00 per share (the “Dividend”) for an aggregate dividend of approximately $8.3 million, based on shares outstanding as of November 23, 2012. The Dividend is payable on December 17, 2012 to shareholders of record at the close of business on December 6, 2012.   On November 26, 2012, the Company issued a press release announcing the Dividend.  A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Also, on November 26, 2012, the Board of Directors of the Company approved the payment of equivalent cash bonuses to optionholders, including the Company’s named executive officers, holding in-the-money, vested options in an aggregate amount of approximately $160,000, including approximately $74,000 to William T. Fejes, the Company’s Chief Executive Officer, and $33,000 to Louis J. Belardi, the Company’s Chief Financial Officer.

The Dividend and cash bonus will be funded primarily by available cash and the remainder from the Company’s Credit Facility.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

99.1	Press Release dated November 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL Industries, Inc.
(Registrant)

Date: November 27, 2012
	By:	/s/ Louis J. Belardi
		Name:	Louis J. Belardi
		Title:	Chief Financial Officer